                                                                                                                                Exhibit (a)(4)
Payden & Rygel Compliance Policy No. I.G.

Proxy Voting Policy

Background

Payden & Rygel has adopted the “Payden & Rygel Proxy Voting Policy” attached hereto as Exhibit 1 (the “Proxy Voting Policy”), which constitutes written policies and procedures reasonably designed to ensure that the Adviser votes client securities in the best of the client.

Policy

At a minimum, the Adviser’s Proxy Voting Policy:

•	Provides how Adviser addresses material conflicts that may arise between its interests and those of its clients.
•	Discloses to its clients how they may obtain information from the Adviser about how it voted with respect to the client’s securities;
•	Describes to its clients the Adviser’s proxy voting policies and procedures.
•	Describes how clients may obtain a copy of the Proxy Voting Policy.

Procedures

•	The Proxy Voting Committee established pursuant to the Proxy Voting Policy documents how it has voted with respect to the securities of each client.
•	The Proxy Voting Committee documents any material conflicts between its interests and those of one of its clients and how it resolved that conflict.

Compliance Review

Prior to August 31 of each year, the CCO will:

•	Review the adviser’s voting record and confirm that a random sample of proxy questions were voted according to the approved policy.
•	Review any material conflicts that have been documented and determine independently whether the conflict was resolved in favor of the client’s interests.

Revised Effective September 3, 2009

                                                                                                                                Exhibit (a)(4)
Payden & Rygel Compliance Policy No. I.G.

I.G. – Proxy Voting Policy

Exhibit 1

“Payden & Rygel Proxy Voting Policy”

Background

To the extent that a client has delegated to Payden & Rygel the authority to vote proxies relating to equity securities,1 Payden & Rygel expects to fulfill its fiduciary obligation to the client by monitoring events concerning the issuer of the security and then voting the proxies in a manner that is consistent with the best interests of that client and that does not subordinate the client’s interests to its own.

To that end, Payden & Rygel has created a Proxy Voting Committee consisting of James T. Wong, Mary Beth Syal and Edward S. Garlock to consider any issues related to proxy matters.

Many proxy matters that are routinely presented year after year are non-controversial, such as the retention of a company’s outside auditors.  On the other hand, over time the major controversies in voting proxies have related to corporate governance matters (e.g., changes in the state of incorporation and provisions on mergers and other corporate restructurings), anti-takeover provisions (e.g., staggered board terms, “poison pills” and supermajority provisions), stock option plans and other management compensation issues and social and corporate responsibility issues.

We carefully consider all aspects of the issues presented by a proxy matter, and depending upon the particular client requirements, we may vote differently for different clients on the same proxy issue.  For example, a union client may have specific policies on a particular proxy issue that may lead Payden & Rygel to cast a “no” vote, while the policies of another client on that same issue may lead Payden & Rygel to cast a “yes” vote.

General Proxy Voting Policies Followed by Payden & Rygel

Absent special client circumstances or specific client policies or instructions, Payden & Rygel will vote as follows on the issues listed below:

▪
Vote for stock option plans and other incentive compensation plans that give both senior management and other employees an opportunity to share in the success of the issuer.  However, consideration may be given to the amount of shareholder dilution.

[1]
The vast majority of proxy matters arise in the context of equity securities.  To the very limited extent that such proxy matters might arise in the context of fixed income securities, Payden & Rygel would apply the same policies and procedures set forth above.

                                                                                                                                Exhibit (a)(4)
Payden & Rygel Compliance Policy No. I.G.

▪	Vote for programs that permit an issuer to repurchase its own stock.

▪	Vote for proposals that support board independence (e.g., declassification of directors, or requiring a majority of outside directors).

▪	Vote against management proposals to make takeovers more difficult (e.g., “poison pill” provisions, or supermajority votes).

▪	Vote for management proposals on the retention of outside auditors. Consideration may be given to the non-audit fees paid to the outside auditor.

▪	Vote for management endorsed director candidates, absent any special circumstances.

With respect to the wide variety of social and corporate responsibility issues that are presented, Payden & Rygel’s general policy is to take a position in favor of policies that are designed to advance the economic value of the issuing company.

Except in rare instances, abstention is not an acceptable position and votes will be cast either for or against all issues presented.  If unusual or controversial issues are presented that are not covered by the general proxy voting policies described above, or if circumstances exist which suggest that it may be appropriate to vote against a general proxy voting policy, the Proxy Voting Committee shall determine the manner of voting the proxy in question.  However, many countries have “proxy blocking” regulations, which prohibit the sale of shares from the date that the vote is filed until the shareholder meeting.  A Fund would be unable to sell its shares if a negative news event occurred during this time, thus harming its investors.  Payden & Rygel reserves the right to decline to vote proxies for stocks affected by proxy blocking regulations.

Conflicts of Interest

From time to time, Payden & Rygel may purchase for one client’s portfolio securities that have been issued by another client.  Payden & Rygel does not have a policy against such investments because such a prohibition would unnecessarily limit investment opportunities.  In that case, however, a conflict of interest may exist between the interests of the client for whose account the security was purchased and the interests of Payden & Rygel.  For example, Payden & Rygel may manage corporate cash for Alpha Company whose management is soliciting proxies.  Payden & Rygel has purchased Alpha Company’s securities for the account of Beta Company, another Payden & Rygel client.  Moreover, Beta Company’s policies would suggest Payden & Rygel should vote against the position put forward by Alpha Company’s management.  However, voting against Alpha Company management may harm Payden & Rygel’s relationship with Alpha Company’s management.  Thus, Payden & Rygel may have an incentive to vote with the management of Alpha Company, and hence has a conflict of interest.

Revised Effective September 3, 2009

                                                                                                                                Exhibit (a)(4)
Payden & Rygel Compliance Policy No. I.G.

To ensure that proxy votes are voted in a client’s best interest and unaffected by any conflict of interest that may exist, Payden & Rygel will vote on a proxy question that presents a material conflict of interest between the interests of a client and the interests of Payden & Rygel as follows:

1.
If one of Payden & Rygel’s general proxy voting policies described above applies to the proxy issue in question, Payden & Rygel will vote the proxy in accordance with that policy.  This assumes, of course, that the policy in question furthers the interests of the client and not of Payden & Rygel.

2.	However, if the general proxy voting policy does not further the interests of the client, Payden & Rygel will then seek specific instructions from the client.

Revised Effective September 3, 2009